Exhibit 2.1

[CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].]

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

Hillenbrand France Acquisition Holdings SAS

on the one hand

AND

THE SELLERS IDENTIFIED HEREIN

on the other hand,

WITH RESPECT TO

LINXIS GROUP

Dated: September 15, 2022

TABLE OF CONTENTS

Article	Page

ARTICLE I	INTERPRETATION	2

1.1	Certain Definitions	2
1.2	Principles of Interpretation	11
1.3	Nature of the Sellers' Obligations	12

ARTICLE II	PURCHASE AND SALE	12

2.1	Agreement to Purchase and to Sell	12
2.2	Purchase Price	12
2.3	Allocation of the Purchase Price amongst the Sellers	13
2.4	Existing Indebtedness	13
2.5	Preliminary Information	13
2.6	Closing	14
2.7	Breach of Closing Obligations	17

ARTICLE III	CONDITIONS PRECEDENT TO CLOSING	18

3.1	Conditions Precedent	18
3.2	Responsibility for Satisfaction	18

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	20

4.1	General Representations by each Seller individually	20
4.2	Additional Representations by the Sellers on a several basis	22

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	22

5.1	Organization and Due Authorization of the Purchaser	22
5.2	Governmental Authorizations, Etc.	23
5.3	Financing	23
5.4	Acknowledgements	23

ARTICLE VI	LOCKED-BOX ARRANGEMENTS	24

6.1	Locked-Box Undertakings	24
6.2	Consequences of Breach	25

ARTICLE VII	PRE-CLOSING COVENANTS	27

7.1	Ordinary Course of Business	27
7.2	Access and Information	30
7.3	Public Announcements	30
7.4	Termination of the Company Shareholders' Agreement	31
7.5	Permitted Transfers	32
7.6	"Know Your Client" (KYC) Requirements	33
7.7	Assignment of trademarks	33
7.8	Other pre-Closing transactions	34

ARTICLE VIII	REPAYMENT AND INDEMNIFICATION OBLIGATIONS	34

8.1	Repayment Obligations of the Sellers	34
8.2	Indemnification Obligations of the Purchaser	34
8.3	Limitations on Liability	35

ARTICLE IX	TERMINATION	36

9.1	Termination	36
9.2	Effect of Termination	36

ARTICLE X	MISCELLANEOUS	36

10.1	Sellers' Agent	36
10.2	Non-compete and non-solicitation	37
10.3	Further Actions	38
10.4	Records	39
10.5	Brokers and Finders	39
10.6	Costs and Expenses	39
10.7	Unforeseeability	39
10.8	Specific Performance	39
10.9	Express Waivers	40
10.10	Notices	40
10.11	Professional Advice	41
10.12	Entire Agreement	41
10.13	No Third Party Rights; Assignment	41
10.14	Severability	41
10.15	Waivers and Amendments	42
10.16	Transfer Taxes	42
10.17	Governing Law and Submission to Jurisdiction	42
10.18	Electronic Signature	42

Annexes:

Annex 0:	Additional Sellers
Annex (C):	Allocation of the Securities on the date hereof
Annex (D):	Group Chart
Annex (E):	Data Room documentation
Annex 1.1:	Required Antitrust Clearances
Annex 2.6(c)(i)(B):	Reiterative Deed
Annex 2.6(c)(i)(D):	Persons resigning at Closing
Annex 2.6(c)(ii)(A):	Purchaser's Release
Annex 4.1:	Sellers’ Interests
Annex 6.1:	Permitted Leakage
Annex 7.1:	Exceptions to the Ordinary Course
Annex 7.6:	Instrument of Adherence
Annex 10.10:	Notices

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated September 15, 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1.       HILLENBRAND FRANCE ACQUISITION HOLDINGS SAS, a company (société par actions simplifiée) organized under the laws of France having its registered office at 4, rue de Marivaux, 75002 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 918 409 244 (the "Purchaser");

ON THE ONE HAND

AND EACH OF:

2.       IBERIS INTERNATIONAL S.À R.L., a company (société à responsabilité limitée) organized under the laws of Luxembourg having its registered office at 20, boulevard Royal, L-2449 Luxembourg, Grand-Duchy of Luxembourg, registered with the Trade and Companies Register of Luxembourg under number B215780 ("Iberis");

3.       MR. TIMOTHY COOK, an [***] born on [***] in [***], residing [***] ("TC");

4.       MR. DIDIER SOUMET, a [***] born on [***] in [***], residing [***] ("DS");

5.       Each of the other Persons identified in Annex 0 (the "Additional Sellers" and together with Iberis, TC and DS, the "Sellers" and, individually, a "Seller").

ON THE OTHER HAND

The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and, individually, as a "Party".

RECITALS:

WHEREAS:

(A)       Linxis Group is a company (société par actions simplifiée) organized under the laws of France, having its registered office at 3, rue Menou, 44000 Nantes, France, and registered with the Registry of Commerce and Companies of Nantes under number 831 207 568 (the "Company").

(B)      On the date of this Agreement, the Company has issued:

(i)       41,112,639 ordinary shares, each having a nominal value of €0.01 (the "Company Ordinary Shares");

(ii)       14.913.195 category A preferred shares (ADP A), each having a nominal value of €0.01 (the "Company ADP A Shares");

(iii)       611.040 category B preferred shares (ADP B), each having a nominal value of €0.01 (the "Issued Company ADP B Shares"); and

(iv)       83,000,000 bonds (obligations simples), each having a nominal value of €1 (the "Company Bonds").

(C)      On the date hereof, the Sellers hold the number of Securities set forth opposite their respective names in the table set forth as Annex (C).

(D)       The Company holds, directly or indirectly, shareholdings in the Entities set forth in the chart attached as Annex (D) (the "Subsidiaries"). The Company and its Subsidiaries shall hereinafter be referred to collectively as the "Group Companies" and individually as a "Group Company".

(E)       As part of the proposed acquisition of the Transferred Securities, the Purchaser and its advisors have had access to and have been able to review the Information Memorandum, the Due Diligence Reports, the Management Presentation and documents of a financial, accounting, strategic, legal, social, tax, estate, environmental and operational nature concerning the Group Companies made available for the Purchaser's and its advisers' review in an electronic data room opened with Intralinks from May 3, 2022 until July 19, 2022 (the "Data Room"), a list of which is attached as Annex (E) as well as the Q&A Answers (the "Disclosed Information"); it being specified that all the Disclosed Information has been copied on the Put Option Date onto a series of secured individual storage devices of which (x) one has been provided to the Purchaser, (y) one has been retained by the Sellers' Agent and (z) one has been provided to the W&I Insurer, after the Put Option Date.

(F)       Upon the terms and subject to the conditions set forth herein, the Purchaser wishes to purchase the Transferred Securities from the Sellers and the Sellers wish to sell the Transferred Securities to the Purchaser (in each case as to the Transferred Securities that each Seller will own immediately prior to Closing) (the "Transaction").

(G)       The social and economic committee (comité social et écononomique) of each of VMI and Esteve SAS has been duly informed of and consulted on the Transaction in accordance with the applicable laws and regulations and all necessary opinions (avis) have been rendered as of the date hereof, copies of which have been provided to the Purchaser.

(H)       The employees of the Company have individually waived their right to make a takeover offer according to article L. 23-10-1 of the French Commercial Code (Code de Commerce).

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE I
INTERPRETATION

1.1           Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

"Additional Amount" shall mean an amount equal to €71,437 per day multiplied by the exact number of days elapsed during the period starting on July 15, 2022 (excluded) and ending on the Closing Date (excluded) without taking into account, if any, the number of days elapsed during the period starting from the date initially set for the Closing in accordance with Article 2.6(a) (excluded) and the actual Closing Date (excluded) in the event that the Sellers’ Agent has exercised its right to set a new date for Closing in accordance with Article 2.7(b)(i);

"Additional Sellers" has the meaning ascribed to it in the Preamble;

"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, provided that (i) the term "Affiliates" of Iberis shall not include any Exempt Iberis Portfolio Companies (other than, until Closing, the Group Companies) and (ii) the Group Companies shall be deemed to be Affiliates of the Sellers until the Closing and to be Affiliates of the Purchaser after the Closing;

"Agreement" has the meaning ascribed to it in the Preamble;

"Allocable Fraction" when used with respect to a Seller, shall mean the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price, except that in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Article 4.1 or that such Seller (and/or its Restricted Payees) has received any Leakage, such fraction shall be deemed to be equal to one (1);

"Annex" shall mean an annex to this Agreement;

"Antitrust Clearance" shall mean the fact that, in accordance with the Antitrust Regulations, any Governmental Authority having jurisdiction with respect to the concentration resulting from the transactions contemplated by this Agreement:

(a)       authorizes such concentration, or

(b)       does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Antitrust Regulations, or

(c)       decides that such concentration falls outside the scope of the Antitrust Regulations;

provided that, for the avoidance of doubt, it is acknowledged that an Antitrust Clearance shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"Antitrust Regulations" shall mean any applicable Laws governing competition, merger control or antitrust pursuant to which the relevant Governmental Authority will be required to consider or review the concentration resulting from the acquisition by the Purchaser of the Transferred Securities in terms of its effect on the structure of the competition on the relevant markets;

"Article" shall mean an article to this Agreement;

"Base Purchase Price" has the meaning ascribed to it in Article 2.2(a)(i);

"Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France, Luxembourg, Grand Duchy of Luxembourg, Berlin, Germany and Batesville, Indiana, United States of America;

"CARPA Bank Accounts" shall mean together the WF&G CARPA Bank Account and the SP CARPA Bank Account;

"CEO" shall mean the chief executive officer of the Company, i.e., TC;

"Closing" has the meaning ascribed to it in Article 2.6(a);

"Closing Date" has the meaning ascribed to it in Article 2.6(a);

"Closing Payments" has the meaning ascribed to it in Article 2.6(b);

"Company" has the meaning ascribed to it in Paragraph (A) of the Recitals;

"Company ADP A Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company ADP B Shares" shall mean the Issued Company ADP B Shares and the Non-Issued Company ADP B Shares;

"Company Bonds" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company Ordinary Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Company Shareholders' Agreement" shall mean the shareholders' agreement of the Company dated October 12, 2017 (as amended, supplemented or otherwise modified from time to time, as the case may be) entered into by and between, inter alia, Iberis, TC, DS and the Additional Sellers;

"Confidentiality Agreement" shall mean the confidentiality agreement dated March 17, 2022 by and between Iberis and Hillenbrand, Inc.;

"Confidential Information" has the meaning ascribed to it in Article 7.3(a);

"Connected Person" shall mean, in relation to any Person, (x) his or her Affiliates, (y) any director, corporate officer, employee, agent or representative of any of his or her or its Affiliates and (z) his or her spouse, civil partner, children and other family members up to the third degree (parent jusqu'au troisième degré) and the trustees of a trust of which that Person, his or her spouse and/or civil partner and/or any of his or her children and/or other family members up to the third degree (parent jusqu'au troisième degré) are beneficiaries

"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" shall mean SARS-CoV-2 or COVID-19 as it exists up to the Put Option Date;

"Data Room" has the meaning ascribed to it in Paragraph (E) of the Recitals;

"Deducted Sellers' Expenses" has the meaning ascribed to it in Article 2.6(b)(i)(B);

"Disclosed" shall mean, with respect to any matter, fact, event or circumstance, that such matter, fact, event or circumstance is disclosed with sufficient detail and in a sufficiently transparent manner to enable any buyer to understand the nature, the scope and the impact of such fact, matter, event or circumstance disclosed on the Group Companies;

"Disclosed Information" has the meaning ascribed to it in Paragraph (E) of the Recitals;

"Donations" has the meaning ascribed to it in Article 7.5(a);

"Donees" has the meaning ascribed to it in Article 7.5(a);

"Donors" has the meaning ascribed to it in Article 7.5(a);

"DS" has the meaning ascribed to it in the Preamble;

"Due Diligence Reports" shall mean (i) the financial due diligence report provided by 8Advisory , (ii) the strategic due diligence report provided by BCG, (iii) the legal and social due diligence report provided by Fidal, (iv) the tax due diligence report provided by Arsene and (v) the environmental due diligence report provided by Ramboll;

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), or other security (sûreté), similar real or personal right (droit réel ou personnel), option or other similar third party right restricting in any manner the ownership, the use or the transferability of the relevant asset, or an agreement or undertaking to create any of the foregoing (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Relevant Articles of Association, and (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

"Esteve SAS" shall mean a company (société par actions simplifiée) organized under the laws of France, having its registered office at 4, Place des Noyers, 18220 Rians, France, and registered with the Registry of Commerce and Companies of Bourges under number 317 747 533;

"Exempt Iberis Portfolio Company" shall mean any portfolio company of any private equity fund or similar investment vehicle managed or advised by IK Investment Partners Ltd or any of its Affiliates engaged in the business of managing or advising private equity funds;

"Existing Encumbrances" shall mean all the Encumbrances pursuant to the Existing Financing Agreement, which have been Disclosed in the Disclosed Information;

"Existing Indebtedness" shall mean all amounts (in principal, interest, penalties, commissions, breakage costs and any other sums, including in connection with mandatory prepayment) due by the Company as at the Closing Date pursuant to the Existing Financing Agreement;

"Existing Financing Agreement" shall mean the Senior Term and Revolving Facilities Agreement (as amended from time to time as the case may be) relating to certain credit facilities in an aggregate amount of €215,000,000, dated October 12, 2017, by and between, inter alia, the Company, acting as original borrower and original guarantor, BNP Paribas, Crédit Agricole Corporate and Investment Bank, Crédit Industriel et Commercial, Crédit Lyonnais et HSBC Bank PLC acting as mandated lead arrangers and original lenders, and Crédit Industriel et Commercial acting as agent and security agent, and any financing arrangements taken in accordance with the terms of the foregoing such as hedging arrangements, if any;

"French FDI Clearance" shall mean the approval of the transactions contemplated by this Agreement by the French Minister of the Economy pursuant to articles L. 151-3 and R. 151-1 et seq of the French Monetary and Financial Code or (ii) the obtaining of a written statement from the French Minister of the Economy pursuant to article R. 151-4 or R. 151-6 of the French Monetary and Financial Code that the business of the Group or the transactions contemplated by this Agreement do not fall under article L. 151-3, I of the French Monetary and Financial Code, provided that, for the avoidance of doubt, it is acknowledged that the French FDI Clearances shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"German FDI Clearance" shall mean the German Federal Ministry of Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz) (i) has issued a certificate of non-objection pursuant to Section 58 (1) sentence 1 of the German Foreign Trade an Payments Ordinance ("Non-Objection Certificate") or a clearance decision pursuant to Section 58a (1) sentence 1 of the German Foreign Trade and Payments Ordinance ("Clearance Certificate") or equivalent (including a written declaration of not having jurisdiction) in relation to the Transaction or (ii) has not initiated a formal investigation for the Transaction within two (2) months after receipt of a due application for a Non-Objection Certificate or a Clearance Certificate or (iii) in case of the initiation of a formal investigation, has not prohibited the Transaction within the applicable time period pursuant to Section 14a (1) No 2, (4), (5), (6), (7) of the German Foreign Trade and Payments Act, provided that, for the avoidance of doubt, it is acknowledged that the German FDI Clearances shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates;

"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (including, for the avoidance of doubt, those Governmental Authorities listed in Annex 1.1 and those listed in the definition of Required FDI Clearances in connection with the Required Clearances) or pursuant to any Law;

"Group Companies" has the meaning ascribed to it in Paragraph (D) of the Recitals;

"Guarantee" shall mean any guarantee, joint undertaking (caution ou aval), comfort letter, letter of credit or any obligation to guarantee the repayment of, or assume, any Indebtedness of any Person;

"Holding Company" shall mean, with respect to a given Donor, a company Controlled by such Donor:

(a)       whose sole legal representative is the concerned Donor;

(b)       in which at least 50.1% of the share capital and voting rights belongs to the concerned Donor, and the remainder (as the case may be) to its spouse or ascendant or descendant;

(c)       whose applicable rules of majority and quorum provide that the vote of the aforementioned Donor will be necessary and sufficient to approve all the collective decisions proposed to the shareholders or the partners of such company; and

(d)       having as its sole activity the holding of Securities giving direct or indirect access to the capital of the Company;

"Iberis" has the meaning ascribed to it in the Preamble;

"Indebtedness" shall mean any obligation (whether incurred jointly, severally as principal or as surety or in any other capacity whatsoever) for the payment or repayment of money, whether present or future, actual or contingent including through the issuance of securities such as bonds (including loans, facilities, bank overdrafts or used line of credit, and shareholders' loans);

"Individual Net Purchase Price" when used with respect to a Seller, shall mean an amount equal to (i) the Portion of such Seller, (ii) minus its Allocable Fraction of the Deducted Sellers' Expenses (including any VAT applicable to such Seller), which may be deducted from its Portion in accordance with Article 2.6(b);

"Information Memorandum" shall mean the information memorandum relating to the Group Companies, dated as of March 2022 and prepared by Jefferies and Lazard;

"Insolvency Proceeding" shall mean (i) in the case of an Entity, any safeguard, bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties under applicable Laws, and (ii) in the case of a natural person, any personal bankruptcy or similar Proceeding applicable to individuals under applicable Laws;

"Instrument of Adherence" has the meaning ascribed to it in Article 7.5(b)(ii);

"Intellectual Property Right" shall mean any registered or unregistered patent, trademark, copyright and related rights, service mark, right in domain name, social media accounts and URLs, trade name, invention, logo, design right, right in invention, know-how, trade secrets, or similar registered or unregistered intellectual and/or industrial property right (droit de propriété intellectuelle ou industrielle) in any part of the world;

"Issued Company ADP B Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Key Employee" shall mean any officer or employee of the Group Companies who received fixed gross compensation from the Group Companies in excess of €100,000 or local equivalent at the relevant time;

"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in each case in force and binding upon the relevant Person;

"Leakage" shall mean any matters listed in Article 6.1 which occurs during the Locked-Box Period (other than Permitted Leakage);

"Locked-Box Date" shall mean January 1st, 2022;

"Locked-Box Period" shall mean the period from (but including) the Locked-Box Date until (and including) the Closing Date (but immediately prior to Closing);

"Long-Stop Date" shall mean December 31, 2022, or any subsequent date mutually agreed in writing between the Purchaser and the Sellers' Agent;

"Loss" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, certain et direct under French Law;

"Management Presentation" shall mean the management presentation dated May 20, 2022;

"Material Contracts" shall have the meaning ascribed to it in the Warranty Agreement;

"Non-Issued Company ADP B Shares" shall mean the 183,943 category B preferred shares (ADP B), each having a nominal value of €0.01, that have been allocated to employees of the Group Companies and/or corporate officers of the Company who are foreign tax residents and that will automatically be issued on the Closing Date (but prior to Closing) in accordance with the plan of free grant of category B preferred shares (ADP B) approved by the president of the Company on March 29, 2018;

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Pandemic Measures" shall mean any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other mandatory measure imposed by any Governmental Authority in connection with, or in respect of, COVID-19;

"Paragraph" shall mean a paragraph of this Agreement;

"Parties" has the meaning ascribed to it in the Preamble;

"Payoff Letter" has the meaning ascribed to it in Article 2.5(b);

"Permitted Beneficiary" has the meaning ascribed to it in Article 7.5(b);

"Permitted Leakage" has the meaning ascribed to it in Article 6.1;

"Permitted Transfer" has the meaning ascribed to it in Article 7.5(b);

"Person" shall mean a natural person, Entity, or Governmental Authority;

"Portion", when used with respect to a Seller, shall mean the portion of the Purchase Price allocated to the Transferred Securities owned by such Seller in accordance with Article 2.3;

"Pre-Closing Certificate" has the meaning ascribed to it in Article 2.5(a);

"Press Release" has the meaning ascribed to it in Article 7.3(a);

"Proceeding" shall mean any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Projections" has the meaning ascribed to it in Article 5.4(c);

"Purchase Price" has the meaning ascribed to it in Article 2.2(a);

"Purchaser" has the meaning ascribed to it in the Preamble;

"Purchaser's Release" has the meaning ascribed to it in Article 2.6(c)(ii)(A);

"Put Option Date" shall mean July 19, 2022;

"Q&A Answers" shall mean the written answers provided by the management of the Group Companies, the Sellers or their respective advisors to the queries made by the Purchaser and its advisors in connection with the information set out in the Due Diligence Reports and the Data Room;

"Relevant Articles of Association" when used with reference to a specified Entity, shall mean the Organizational Documents of such Entity;

"Required Antitrust Clearances" shall mean the Antitrust Clearances listed on Annex 1.1;

"Required Clearances" shall mean, collectively, the Required Antitrust Clearances and the Required FDI Clearances;

"Required FDI Clearances" shall mean, collectively, the French FDI Clearance and the German FDI Clearance;

"Restricted Business" shall mean the designing, studying, executing, assembling, manufacturing, and commissioning of equipment used for the production, processing or manufacturing of food (including food for humans and pets) and pharmaceutical, bakery, cosmetic and chemicals products, and the supply of after-sales support, service, maintenance, parts or automation solutions for the same;

"Restricted Payee" shall mean:

(a)       in relation to any Seller which is an Entity, (x) the Seller and its Affiliates and (y) any director, corporate officer, employee, agent or representative of that Seller or of any of his or her or its Affiliates; and

(b)       in relation to any Seller who is a natural person, (x) the Seller and his or her Affiliates, (y) any director, corporate officer, employee, agent or representative of that Seller or of any of his or her or its Affiliates and (z) his or her spouse, civil partner, children and other family members up to the third degree (parent jusqu'au troisième degré) and the trustees of a trust of which that Person, his or her spouse and/or civil partner and/or any of his or her children and/or other family members up to the third degree (parent jusqu'au troisième degré) are beneficiaries;

for the avoidance of doubt, "Restricted Payees" shall not include the Group Companies;

"Restricted Seller" shall mean each of DS, Mr. Dominique Denoël and Mr. Blake Day;

"Securities" shall mean (i) the Company Ordinary Shares, (ii) the Company ADP A Shares, (iii) the Issued Company ADP B Shares and (iv) the Company Bonds;

"Securityholdings Table" shall mean the securityholdings table set forth in Annex (C) (as such Annex shall be updated by the Sellers' Agent to reflect any transfers of Securities (including as a result of any Permitted Transfer under Article 7.5), occurring no later than prior to the delivery of the Pre-Closing Certificate and thereafter any transfer only by reason of death);

"Sellers" has the meaning ascribed to it in the Preamble, it being specified that "Sellers" shall also be deemed to include any transferee of any Seller as a result of any Permitted Transfer under Article 7.5;

"Sellers' Agent" has the meaning ascribed to it in Article 10.1(a);

"Sellers' Expenses" shall mean the fees and expenses (including VAT, to the extent applicable) incurred by the Sellers' Agent on behalf of the Sellers in connection with the Transaction, as set out in the Pre-Closing Certificate;

"Sellers' Representatives" has the meaning ascribed to it in Article 5.4(b);

"SP CARPA Bank Account" shall mean the CARPA bank account of Scotto Partners;

"SP CARPA Bank Account Purchase Price Amount" shall mean the WF&G CARPA Bank Account Purchase Price Amount less that part of the Purchase Price (after deduction of its respective portion of the Deducted Sellers' Expenses) to be received by Iberis;

"Subsidiaries" has the meaning ascribed to it in Paragraph (D) of the Recitals;

"Tax" shall mean: (i) all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference (including income tax, corporation tax, capital gains tax, registration tax, inheritance tax, withholding tax, net wealth tax, value added tax, turnover tax, customs and other import or export duties, excise duties, capital taxes, transaction taxes and stamp duties as well as social security contributions or charges and other similar contributions) and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other Person, including payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Governmental Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person, including pursuant to any tax consolidation agreement;

"Tax Authority" shall mean any Governmental Authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

"Tax Benefit", with respect to any Leakage, shall mean the aggregate of:

(a)       the amount equal to any Tax saving or benefit (other than VAT), including any Tax reduction, Tax credit or Tax deduction for any Group Company or for any tax consolidated group or fiscal unity to which any Group Company belongs, attributable to the relevant Leakage, to the extent such Tax saving or benefit has effectively led to a cash saving during the fiscal year during which the Leakage occurs or the following fiscal year; and

(b)       the amount of VAT which is (or is reasonably expected to be) recoverable or can be offset by any Group Company in connection therewith;

"TC" has the meaning ascribed to it in the Preamble;

"Transaction" has the meaning ascribed to it in Paragraph (F) of the Recitals;

"Transferred Securities" shall mean (i) all the Securities and (ii) the Non-Issued Company ADP B Shares;

"Ukraine Situation" shall mean the war and related military actions and armed hostilities happening in Ukraine since February 24, 2022, or any evolution, escalation or worsening thereof, occurring in Ukraine;

"Vice-President & CFO" shall mean the vice-president and chief financial officer of the Company, i.e., Mrs Anne Brifault;

"VMI" shall mean a company (société par actions simplifiée) organized under the laws of France, having its registered office at P.A des Marches de Bretagne, 70 rue Anne de Bretagne, 85600 Saint Hilaire de Loulay, France, and registered with the Registry of Commerce and Companies of La Roche-sur-Yon under number 546 050 246;

"Warranty Agreement" shall mean the warranty agreement entered into by the Sellers and the Purchaser on the date hereof in connection with the Transaction;

"WF&G CARPA Bank Account" shall mean the CARPA bank account of Willkie Farr & Gallagher LLP;

"WF&G CARPA Bank Account Purchase Price Amount" has the meaning ascribed to it in Article 2.6(b)(ii)(A);

"W&I Insurer" shall mean Aviva Insurance Ireland Designated Activity Company;

"W&I Policy" shall mean the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurer in respect of the representations and warranties made by the Sellers to the Purchaser hereunder; and

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2           Principles of Interpretation. In this Agreement:

(a)            All references herein to Articles, Paragraph and Annexes shall be deemed references to articles, paragraphs and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Annexes are inserted for convenience only, and shall have no legal effect.

(b)           The Annexes to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same.

(c)            The dispositions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

(d)           The following rules of interpretation shall apply unless the context shall require otherwise:

(i)                  Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.

(ii)                Whenever used in this Agreement:

(A)               the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B)               the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or Paragraph in which the reference appears; and

(C)               except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii)              A reference to a specific time of day shall be to local time in Paris, France.

(iv)              A reference to any Party to this Agreement or any other agreement or document includes such Party's successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.

(v)                A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)              A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation. In addition, any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(vii)            A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party's benefit, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly and irrevocably waives the benefits of articles 1190 and 1602 of the French Civil Code (Code Civil).

(viii)          Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(ix)              An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens".

(x)                When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(xi)              Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.

1.3           Nature of the Sellers' Obligations. Except as provided in Article 7.5(b)(iii), the representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement, including the representations and warranties of the Sellers set forth in Article IV (Representations and Warranties of the Sellers) and the obligations of the Sellers set forth in Article VIII (Repayment and Indemnification Obligations) are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement and except as provided in Article 7.5(b)(iii), no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1           Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell and deliver to the Purchaser all but not less than all the Transferred Securities it holds and set forth opposite each Seller's name in the Securityholdings Table, free and clear of all Encumbrances, together with all rights and benefits attaching thereto at the Closing.

2.2           Purchase Price.

(a)            The aggregate consideration to be paid for the Transferred Securities (the "Purchase Price") shall be an amount equal to the result of the following formula:

(i)                  four hundred seven million three hundred ninety-five thousand two hundred seventy-six euros (€407,395,276) (the "Base Purchase Price"); plus

(ii)                the Additional Amount; less

(iii)       any amount, if any, deducted pursuant to Article 6.2(a).

(b)           The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Article VI (Locked-Box Arrangements) and Article VIII (Repayment and Indemnification Obligations) (in which case the term "Purchase Price" shall refer to the Purchase Price so adjusted).

2.3           Allocation of the Purchase Price amongst the Sellers

(a)            The Purchase Price shall be allocated amongst the Sellers and class of Transferred Securities based upon the number and class of Transferred Securities sold by each Seller to the Purchaser as determined in the Pre-Closing Certificate in accordance with the provisions set forth in Article 2.2. Notwithstanding anything to the contrary, such allocation of the Purchase Price shall not result in the Company Bonds being sold for less than an amount equal to their nominal value as increased by any accrued and unpaid interest as of the Closing Date.

(b)           The allocation of the Purchase Price and, for the avoidance of doubt, the allocation of the Sellers' Expenses and the Deducted Sellers' Expenses, and the CARPA Bank Accounts are the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no, and shall be held harmless by the Sellers of, liability whatsoever in respect thereof.

2.4           Existing Indebtedness

(a)            The Purchaser acknowledges that the Existing Indebtedness shall become repayable on the Closing Date in accordance with its terms as a consequence of the transfer by the Sellers of their respective Transferred Securities.

(b)           As an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of the Company, or cause the repayment by it of the full amount of the Existing Indebtedness in accordance with Article 2.6(b)(iii).

(c)            The Sellers shall procure cooperation by the Group Companies regarding the repayment of the Existing Indebtedness and the release of all the Existing Encumbrances in relation to the Existing Financing Agreement.

2.5           Preliminary Information

(a)            No later than five (5) Business Days prior to the Closing Date, the Sellers' Agent shall deliver a certificate (the "Pre-Closing Certificate") to the Purchaser setting forth, by reference to a stated Closing Date:

(i)                  the amount of any Leakage identified in accordance with Article 6.2;

(ii)                the Purchase Price and its final allocation amongst the Sellers and class of Transferred Securities, in accordance with the provisions of Article 2.2;

(iii)              an updated version of the Securityholdings Table;

(iv)              the aggregate amount of the Sellers' Expenses and Deducted Sellers' Expenses and their allocation amongst the Sellers and the Sellers' advisors, in accordance with the provisions of Article 2.6(b);

(v)                for each Seller, its Individual Net Purchase Price;

(vi)              an estimate of the Existing Indebtedness;

(vii)            the details of the Euro-denominated accounts (including full IBAN details) opened in the names of the Sellers' advisors into which the Deducted Sellers' Expenses shall be paid in the name and on behalf of the Sellers by the Purchaser by wire transfers in immediately available cleared funds at Closing pursuant to Article 2.6(b);

(viii)          the details of the Euro-denominated WF&G CARPA Bank Account (including full IBAN details) into which the proportion of the Purchase Price due to the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions) (after deduction of the Deducted Sellers' Expenses) shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.6(b);

(ix)              the details of the Euro-denominated accounts (including full IBAN details) of each Seller holding its Transferred Securities through a plan d’épargne en actions into which the Individual Net Purchase Price of such Seller regarding its Transferred Securities held through a plan d’épargne en actions shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.6(b).

(b)           No later than five (5) Business Days prior to the Closing Date, the Sellers' Agent shall use its commercially reasonable efforts to deliver to the Purchaser a statement issued by the agent under the Existing Financing Agreement (the "Payoff Letter") setting forth:

(i)                  the full and precise amount of the Existing Indebtedness;

(ii)                the details of the Euro-denominated accounts (including full IBAN details) into which such sums shall be paid by the Company or the Purchaser at Closing; and

(iii)              confirming that, upon payment in full of the amount referred to in paragraph (i) above to the account referred to in paragraph (ii) above, the Existing Encumbrances shall be released in full.

2.6           Closing.

(a)            Provided that (x) each of the conditions to the respective obligations of the Parties set forth in Article 3.1 are satisfied or waived, and (y) this Agreement has not been previously terminated pursuant to Article 9.1, the consummation of the purchase and sale of the Transferred Securities (the "Closing") shall be held at the offices of Linklaters LLP, located in 25, rue de Marignan, 75008 Paris, France, at 9 a.m. on the date which is ten (10) Business Days following the day on which all of the conditions to Closing set forth in Article 3.1 are satisfied or waived, or at such other location, time of day or date as the Purchaser and the Sellers' Agent may agree in writing. The date on which the Closing shall take place is referred to herein as the "Closing Date".

(b)           Closing Payments. At Closing, the following payments (the "Closing Payments") shall be made in accordance with the instructions and for the amounts set forth in the Pre-Closing Certificate and Payoff Letter:

(i)                  Sellers' Expenses. The Sellers hereby expressly authorize the Purchaser to withhold and deduct, from that part of the Purchase Price to be received by each of the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions), the aggregate amount of the Deducted Sellers' Expenses, as notified by the Sellers' Agent in the Pre-Closing Certificate, and give an irrevocable instruction to the Purchaser to pay on their behalf the Deducted Sellers' Expenses directly to the Sellers' advisors, provided however that:

(A)               concerning the Sellers who own part of their Transferred Securities through a plan d'épargne en actions, their Allocable Fraction of the Sellers' Expenses with respect to their Transferred Securities held through a plan d’épargne en actions will be withheld and deducted, as the case may be and to the extent possible, from the portion of the Purchase Price corresponding to the Transferred Securities owned outside the plan d'épargne en actions, as notified by the Sellers' Agent in the Pre-Closing Certificate on the basis of the information to be provided in accordance with Article 10.1(g);

(B)               if the portion of the Purchase Price corresponding to the Transferred Securities owned by a given Seller outside the plan d'épargne en actions is not sufficient to cover such Seller's Allocable Fraction of the Sellers' Expenses, the remaining part of such Seller's Allocable Fraction of the Sellers' Expenses shall not be withheld and deducted by the Purchaser and shall be paid individually by the concerned Sellers directly to the Sellers' advisors on the Closing Date by wire transfer or through a remittance of certified or bank checks to the Sellers' Agent at the latest two (2) Business Days prior to the Closing Date.

The portion of the Sellers' Expenses which can be deducted from the Purchase Price by the Purchaser in accordance with the foregoing, is referred to herein as the "Deducted Sellers' Expenses". It shall be the responsibility of the Sellers to provide the desired allocation to the Purchaser.

(ii)                Payment of the Purchase Price. At Closing, the Purchaser shall:

(A)               pay that part of the Purchase Price to be received by each of the Sellers (with the exception of the Sellers holding their Transferred Securities through a plan d’épargne en actions with respect to their Transferred Securities held through a plan d’épargne en actions) (after deduction of the Deducted Sellers' Expenses) (the "WF&G CARPA Bank Account Purchase Price Amount") by wire transfer of immediately available cleared funds to the WF&G CARPA Bank Account, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate; it being specified that upon receipt of the WF&G CARPA Bank Account Purchase Price Amount in the WF&G CARPA Bank Account, the Sellers’ Agent shall immediately pay to the SP CARPA Bank Account the SP CARPA Bank Account Purchase Price Amount. It is specified that upon the payment of the WF&G CARPA Bank Account Purchase Price Amount, the Purchaser shall be released from all its obligations in respect of the payment of that part of the Purchase Price to such Sellers and have no further liability in relation thereto, and such Sellers acknowledge that they shall have no recourse of any nature whatsoever against the Purchaser in connection with such payment of that part of the Purchase Price. The Purchaser shall not be liable towards any of such Sellers nor any of the Sellers' advisors as to how that part of the Purchase Price is thereafter allocated among them;

(B)               pay to the Sellers holding their Transferred Securities through a plan d’épargne en actions their respective Individual Net Purchase Price with respect to their Transferred Securities held through a plan d’épargne en actions (provided that, for the avoidance of doubt, no Sellers’ Expenses shall be deducted from such Individual Net Purchase Prices) by wire transfer of immediately available cleared funds to the Euro-denominated accounts of such Sellers, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate. It is specified that upon such payment, the Purchaser shall be released from all its obligations in respect of the payment of the Individual Net Purchase Price to such Sellers and have no further liability in relation thereto, and such Sellers acknowledge that they shall have no recourse of any nature whatsoever against the Purchaser in connection with such payment of their Individual Net Purchase Price. The Purchaser shall not be liable towards any of such Sellers as to how their portion of the Purchase Price is thereafter allocated among them;

(C)               pay to the Sellers' advisors by wire transfers of immediately available cleared funds their respective portion of the Deducted Sellers' Expenses, in such amounts and to such accounts as indicated by the Sellers' Agent for such purpose in the Pre-Closing Certificate.

(iii)              Repayment of the Existing Indebtedness. At Closing, the Purchaser shall:

(A)               repay in full the Existing Indebtedness on behalf of the Company in immediately available cleared funds, with value date (date de valeur) on the Closing Date; or

(B)               make available to the Company, in immediately available cleared funds, amounts sufficient to enable it to repay in full the Existing Indebtedness as set out in the Payoff Letter with value date (date de valeur) on the Closing Date and procure that the Company repays the Existing Indebtedness as set out in the Payoff Letter, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of the Existing Financing Agreement.

(c)            Closing Deliverables. At Closing:

(i)                  the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(A)               duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser in respect of all the Transferred Securities set forth opposite such Seller's name in the Securityholdings Table;

(B)               for each Seller, three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all the Transferred Securities held by such Seller (other than the Company Bonds) substantially in the form set out in Annex 2.6(c)(i)(B);

(C)               the updated share transfer registers (registres des mouvements de titres), together with the updated security holder's individual accounts (comptes individuels d'actionnaires) for the Company, with entries made to record the transfer of the Transferred Securities to the Purchaser on the Closing Date;

(D)               unconditional resignation letters, substantially in the form attached in Annex 2.6(c)(i)(D), effective as of the Closing Date, of the Persons listed in Annex 2.6(c)(i)(D), from their offices as legal representatives, officers, directors, members of a board, committee or other corporate body of the Group Companies;

(E)                if requested by the Purchaser by means of a notice sent to the Sellers' Agent at least fifteen (15) Business Days prior to the Closing Date, evidence that general meetings of the shareholders of one or more Group Companies have been duly convened pursuant to the Organizational Documents of such Group Companies, with the relevant agenda to be provided by the Purchaser to the Sellers' Agent at least fifteen (15) Business Days prior to the Closing Date; and

(F)                any documents reasonably requested by the Purchaser at least ten (10) Business Days prior to the Closing Date, in order to allow the Purchaser to fulfill its obligations in relation to applicable Laws in force as regards anti-money laundering and terrorism financing.

(ii)                the Purchaser shall deliver to the Sellers' Agent:

(A)               a duly executed release in the form of Annex  2.6(c)(ii)(A) (the "Purchaser's Release") in favor of the persons listed in Annex 2.6(c)(i)(D);

(B)               copy of the instructions (including SWIFT message or similar irrevocable evidence of transfer) by emitting bank(s) of the Closing Payments in accordance with Article 2.6(b);

(C)               any documents reasonably requested by the Sellers' Agent at least ten (10) Business Days prior to the Closing Date, in order to allow the Sellers to fulfill their obligations in relation to applicable Laws in force as regards anti-money laundering and terrorism financing; and

(D)               copy of the W&I Policy.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Securities shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Securities and the transfer of the Transferred Securities shall not be recorded in the relevant share transfer registers (registres des mouvements de titres) and/or the security holder's individual accounts (comptes individuels d'actionnaires) unless and until the Closing actually takes place and the Closing Payments have been effectively remitted in accordance with this Agreement.

2.7           Breach of Closing Obligations.

(a)            If the Purchaser fails to comply with any of its obligations under Article 2.6, the Sellers' Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Purchaser served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)                  to terminate this Agreement, without any liability on the part of the Sellers, unless the relevant failure by the Purchaser is due to the breach by any of the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by any of the Sellers;

(ii)                to effect the Closing so far as practicable taking into account the defaults which have occurred; or

(iii)              to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.6 and this Article 2.7 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.

(b)           If any the Sellers fail to comply with any of their obligations under Article 2.6, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Sellers' Agent served on the date set for Closing (without the need for any prior notice (une mise en demeure)):

(i)                  to terminate this Agreement, without any liability on the part of the Purchaser, unless the relevant failure by the Sellers is due to the breach by the Purchaser of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Purchaser, provided that if the failure of the Sellers consists in a failure by an Additional Seller to deliver or make available to the Purchaser, on the Closing Date, the duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser referred to in Article 2.6(c)(i)(A) or the reiterative deeds referred to in Article 2.6(c)(i)(B), the Sellers’ Agent shall be entitled to set a new date for Closing and the provisions of Article 2.7(a)(iii) shall apply mutatis mutandis but provided that such deferral may occur twice;

(ii)                to effect the Closing so far as practicable taking into account the defaults which have occurred. For the avoidance of doubt, it is hereby specified that, in such case (i) the Purchaser shall not be obligated to pay to the Sellers the portion of the Purchase Price corresponding to those Transferred Securities which are not effectively transferred to the Purchaser on the Closing Date unless and until the share transfer forms (ordres de mouvements de titres) for such Transferred Securities are effectively delivered to the Purchaser or such Transferred Securities are registered in the name of the Purchaser in the shareholders’ accounts (comptes individuels d'associés) of the Company and (ii) the Sellers who have transferred all of their Transferred Securities to the Purchaser in accordance with the terms of this Agreement shall not incur any liability in respect of those Transferred Securities which are not transferred to the Purchaser at Closing, and shall be released from any obligations relating to the transfer of such outstanding Transferred Securities; or

(iii)              to set a new date for Closing so far as practicable taking into account the defaults which have occurred (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.6 and this Article 2.7 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.

ARTICLE III
CONDITIONS PRECEDENT TO CLOSING

3.1           Conditions Precedent.

(a)            The respective obligations of each Party to take the actions required to be taken by it at the Closing are subject to the prior fulfilment of the following conditions (or waiver by mutual agreement of the Parties):

(i)                  the Required Antitrust Clearances having been obtained and being in full force and effect; and

(ii)                the Required FDI Clearances having been obtained and being in full force and effect.

(b)           The conditions precedent set forth in this Article 3.1 shall not have any retroactive effect.

3.2           Responsibility for Satisfaction.

(a)            The Purchaser acknowledges the importance for the Sellers that the Required Clearances be obtained as soon as reasonably possible and is not aware of any reason that may prevent the consummation of the Transaction on or prior to the Long-Stop Date.

(b)           With respect to the Required Clearances, the Purchaser shall (and shall cause its Affiliates to):

(i)                  provide the Sellers' Agent with a draft form of each notification, submission or filing required to be made in order to obtain the Required Clearances (provided that privileged or commercially sensitive information relating to the Purchaser or its Affiliates may be first removed) and a reasonable opportunity to discuss its content with the Purchaser prior to its notification, submission or filing with the relevant Governmental Authorities and shall consider reasonable comments or requests made by the Sellers' Agent in this respect;

(ii)                to the extent not already done on the date hereof, submit or make at its (or their) own expense, as soon as reasonably possible and in any event within fifteen (15) Business Days after the date hereof:

(A)               with respect to Required Clearance for which a pre-notification process is required or customary, a first draft of such pre-notification that the Purchaser and the Sellers' Agent deem is reasonably complete with the competent Governmental Authority with respect to the Transaction and shall submit a formal and complete filing within five (5) Business Days after having obtained confirmation that the pre-notification is complete and can be submitted formally; and

(B)               with respect to Required Clearance for which no pre-notification process is required or customary, full and accurate filings that the Purchaser and the Sellers' Agent deem is reasonably complete with the other relevant Governmental Authorities with respect to the Transaction;

(which notifications and filings the Purchaser shall confirm to the Sellers' Agent in writing promptly after their making) in order to obtain the Required Clearances within the shortest possible delay;

(iii)              supply promptly any available additional information and documentary material that may be requested by the relevant Governmental Authorities in connection therewith;

(iv)              do all things necessary or appropriate under applicable Laws, at its (or their) own expense, to obtain each of the Required Clearances without undue delay on or before the Long-Stop Date (and, with respect to the Required Antitrust Clearances, in any event prior to the opening of any in-depth investigation (such as a phase II decision or a similar in-depth review), including offering (and not withdrawing) or entering into appropriate and adequate commitments or accepting such conditions or obligations that any relevant Governmental Authority may require or impose in order to grant a Required Clearance, including (x) divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser's (or its Affiliates') freedom of action with respect to, or its ability to retain, operate or control) any of the businesses or assets of (i) the Group Companies, or (ii) the Purchaser (or its Affiliates) or (y) taking any undertakings relating to (i) the governance of the Group Companies (such as ensuring certain members of the management team or the board of directors are French or German or EU nationals), (ii) the conduct of business in sensitive sectors by any Group Companies, (iii) the protection of the Group Companies’ Intellectual Property Rights, (iv) the on-going and future agreements relating to sensitive sectors, (v) the safeguarding of sensitive information, (vi) the information of any Governmental Authority on the implementation of the undertakings and on the conduct of the business in sensitive sectors or (vii) the resale of the Group Companies (it being acknowledged and agreed, for the avoidance of doubt, that none of the Purchaser's obligations under this Article 3.2 or any actions taken in relation thereto shall have any consequences on the Purchase Price or the other terms and conditions of this Agreement);

(v)                not take any actions (including entering into any transaction, agreement or other arrangement) that could reasonably be expected to make it more difficult to obtain the Required Clearances or to result in any material delay in obtaining the Required Clearances;

(vi)              keep the Sellers' Agent regularly and reasonably informed of the processing of the notifications, submissions and filings referred to above, including:

(A)               notifying the Sellers' Agent as soon as reasonably practicable of any material communications from the relevant Governmental Authorities;

(B)               providing the Sellers' Agent with a draft form or summary of any material communications to be made to the relevant Governmental Authorities (including formal notifications and proposals), and considering any reasonable comments or requests made by the Sellers' Agent with respect thereto;

(C)               providing the Sellers' Agent promptly with the final form of any material written communications made to the relevant Governmental Authorities (including formal notifications and proposals);

(D)               organizing regular review with the Sellers' Agent (and its advisors) of the progress of any notifications, submissions and filings; and

(E)                informing the Sellers' Agent promptly if it becomes aware of any material concern that might result in any Required Clearance being delayed or denied (including the opening of any in-depth investigation), provided that in the case of all such documents, privileged or commercially sensitive information relating to the Purchaser or its Affiliates shall be redacted and un-redacted copies shall only be provided to the Sellers' external counsel on a counsel-to-counsel basis;

(vii)            to the extent permitted by applicable Laws, provide the Sellers' Agent and its advisors with a reasonable opportunity to participate in any material meeting or telephone conversations with the relevant Governmental Authorities; and

(viii)          give notice to the Sellers' Agent of the receipt of any Required Antitrust Clearance within one (1) Business Day of its becoming aware of the same (including a copy of the Required Antitrust Clearance).

(c)            In addition, in relation to any jurisdictions in which a notification, submission or filing is required to be made by a Seller or by any Group Company in order to obtain a Required Clearance, such Seller shall comply, and shall cause (within the limits of its powers as shareholder, director, employee or officer of the relevant Group Company), the relevant Group Company to comply with, the procedures set forth in Articles 3.2(b)(ii), 3.2(b)(vi), 3.2(b)(vii) and 3.2(b)(vi)(A), which shall apply mutatis mutandis.

(d)           Each of the Sellers undertakes, within the limits of its powers as a shareholder, director, employee or officer of the Group Companies, to co-operate with the Purchaser in good faith and to use its commercially reasonable efforts to procure that the Group Companies fully assist and cooperate with the Purchaser in preparing all meetings, telephone conversations and preparing and filing all documents required to be submitted by the Purchaser or its Affiliates pursuant to this Article 3.2, in particular, by providing as soon as possible all information in relation to the Group Companies required to prepare the Required Clearances’ notifications or to respond to questions raised by the relevant Governmental Authorities.

(e)            The Purchaser shall assume all filing and similar fees in connection with the preparation and obtaining of the Required Antitrust Clearances and none of the Purchaser's obligations under this Article 3.2, nor any actions taken in relation thereto shall have any consequence on the Purchase Price or the other terms and conditions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Purchaser (but with respect to Article 4.1, only in respect of itself or only in respect of the Transferred Securities it owns, as applicable), as of the Put Option Date and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below.

4.1           General Representations by each Seller individually.

Each Seller represents and warrants to the Purchaser as follows in respect of itself (and not in respect of any other Seller):

(a)            each Seller has the power and authority to enter into this Agreement and the Warranty Agreement and to perform its obligations hereunder and to complete the transactions contemplated herein and therein and has obtained all necessary consents and authorizations required to be obtained by it (and not by the Purchaser) to perform this Agreement and the Warranty Agreement;

(b)           this Agreement and the Warranty Agreement have been duly executed by each Seller and constitute a legal valid and binding obligation on each Seller, enforceable against it in accordance with their respective terms;

(c)            each Seller owns, as of the date hereof, the category and quantity of Securities set out opposite its name in Annex (C), as such Annex may be updated in accordance with the terms herein;

(d)           each Seller will, at Closing, be the sole owner of the Transferred Securities set out opposite its name in the Securityholdings Table that it will sell to the Purchaser and such Transferred Securities will, on the Closing Date, be fully paid up, validly issued and free and clear from any Encumbrance;

(e)            each of the Sellers which is not an individual is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings;

(f)            neither the entering into of this Agreement or the Warranty Agreement, nor the performance by a Seller of its obligations hereunder or thereunder, nor the completion of the transactions contemplated herein or therein does or will:

(i)                  conflict with or violate any provision of the Organizational Documents of such a Seller, if it is an Entity;

(ii)                violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which such a Seller or any of its Affiliates (other than the Group Companies) is a party or by which such a Seller or any of its Affiliates (other than the Group Companies) is bound in a manner that would prevent such Seller to perform its obligations under this Agreement or the Warranty Agreement; or

(iii)              subject to obtaining the Required Clearances, constitute a violation by such Seller or any of its Affiliates of any Laws or Judgments;

(g)           each Seller who is an individual represents that neither the performance of its obligations hereunder or under the Warranty Agreement nor the completion of the transactions contemplated herein or in the Warranty Agreement conflicts with or breaches the marital property regime or nuptial agreement of such Seller (where applicable);

(h)           Except as disclosed on Annex 4.1, no Seller or any of its Restricted Payees:

(i)                  has any interest (including ownership or the right to use) in any asset, property or right (including any Intellectual Property Right) used by any Group Company;

(ii)                is a party to any Contract (including any consulting, monitoring or management agreement) with any Group Company, other than, for the avoidance of doubt, any employment agreement or services agreement entered into in the ordinary course of business with Sellers who are natural persons; or

(iii)              holds any security in any Group Company, other than, for the avoidance of doubt, the Transferred Securities.

4.2           Additional Representations by the Sellers on a several basis

The Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:

(a)            the Securities represent on the date hereof, and the Transferred Securities will represent on the Closing Date 100% of the capital and voting rights of, and securities giving access immediately or in the future to the share capital in the Company. On the Closing Date, except for the Transferred Securities, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Company; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;

(b)           the Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any Insolvency Proceedings; and

(c)            the Company and the Subsidiaries do not hold any other interest, directly or indirectly, in any Entity which is not listed in Annex (D).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents, warrants and acknowledges to the Sellers that:

5.1           Organization and Due Authorization of the Purchaser.

(a)            The Purchaser is a company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The entering into of this Agreement and the performance of the Purchaser's obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c)            Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)                  conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii)                violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound in a manner that would prevent the Purchaser to perform its obligations under this Agreement; or

(iii)              subject to obtaining the Required Clearances, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments.

(d)           The Purchaser is and will remain at all times through the Closing Date a wholly owned direct or indirect subsidiary of Hillenbrand, Inc.

5.2           Governmental Authorizations, Etc. Other than the Required Clearances, no Governmental Authorization or other third-party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

5.3           Financing. The Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement. On the Closing Date, the Purchaser will have sufficient funds necessary and immediately available to pay in full, on the Closing Date, the Closing Payments and to make such other payments required to be made by the Purchaser pursuant to this Agreement.

5.4           Acknowledgements.

(a)            The Purchaser acknowledges that, prior to the execution of this Agreement and the Warranty Agreement, it and its advisors have been given access to the Disclosed Information and the opportunity to attend meetings and Q&A sessions with the Sellers, the management of the Group Companies and their advisors. The Purchaser acknowledges that it has carried out a full independent and satisfactory due diligence of the Group Companies, has reviewed the Disclosed Information to its reasonable satisfaction and has assessed the contents of the Disclosed Information, in particular by discussing the same with senior management of the Group Companies and asking any question which the analysis of the Disclosed Information might entail to such senior management and the advisors of the Sellers and the Group Companies. The Purchaser hereby represents that it has taken the Disclosed Information and any such discussions and answers to its questions into account in the terms of its offer to acquire the Transferred Securities. In entering into this Agreement and the Warranty Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and the Warranty Agreement and upon its own independent investigations. Accordingly, save in the case of fraud or dol, the Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in the Disclosed Information, and the Disclosed Information shall be deemed Disclosed to the Purchaser for all purposes of this Agreement and the Warranty Agreement.

(b)           Without prejudice to any rights of the Purchaser under the W&I Policy, the Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement and the Warranty Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the "Sellers' Representatives") regarding the Transferred Securities, any of the Group Companies or any other matter referenced in this Agreement, and that, save in the case of fraud or dol or as set out in any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives save in the case of fraud or dol). Without prejudice to any rights of the Purchaser under the W&I Policy, except as expressly set forth in this Agreement, the Warranty Agreement or any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives), in each case, save in the case of fraud or dol. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1626, 1641 and 1643 of the French Civil Code (Code Civil).

(c)            The Purchaser further acknowledges that, save as set out in any other binding agreement entered into by any Seller (with respect to such Seller only), neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty with respect to (i) the Disclosed Information, (ii) the future relations of any of the Group Companies with any customers or suppliers or (iii) any financial or business prospects, financial projections, business plans, budgets, estimates, predictions or forecasts (collectively "Projections") relating to any of the Group Companies (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives save in the case of fraud or dol). The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties, including uncertainties arising from the COVID-19, any Pandemic Measure and the Ukraine Situation (and has had in this respect the opportunity to discuss the same with the management of the Group Companies) inherent in attempting to make such Projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers' Representatives with respect thereto save as set out in any other binding agreement entered into by any Seller (with respect to such Seller only).

ARTICLE VI
LOCKED-BOX ARRANGEMENTS

6.1           Locked-Box Undertakings. Each of the Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof) that, except as set forth on Annex 6.1 (the "Permitted Leakage"), during the Locked-Box Period:

(i)                  no compensation, including any management, service, royalty, interest, consulting, monitoring, advisory fee or similar fee, commission or payment has been or will be made by any Group Company to or for the benefit of any Restricted Payee and there has not been and will not be a payment of any compensation, including any management, service, royalty, interest, consulting, monitoring, advisory fee or similar fee, commission or payment from any Group Company to or for the benefit of any Restricted Payee;

(ii)                no payment or other distribution in respect of share capital, loan capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption, buyback or purchase of shares, securities or otherwise) or other distribution of profits, reserves, premium or assets has been or will be declared, paid or made (whether in cash or in kind) by any Group Company to or for the benefit of any Restricted Payee;

(iii)              no sale, purchase, transfer or disposal of any asset or right has been or will be agreed upon or completed by any Group Company to or for the benefit of any Restricted Payee;

(iv)              with the exception of the Non-Issued Company ADP B Shares, no amount in respect of any loan or shareholder loan (including principal and interest), shares or other securities (including by way of any issue, redemption, conversion, purchase or repayment of any shares or other securities, or any other return of capital) has been or will be paid or issued by any Group Company to or for the benefit of any Restricted Payee;

(v)                no professional advisers' fees, consultancy fees, legal fees, finders fees, brokerage, commissions or other costs or expenses have been or will be incurred or otherwise assumed by any Group Company in connection with the Transaction or any previously aborted transaction in connection with which the Sellers or some of them have or would have received any proceeds or payments (irrespective of the form of any such transaction, including, but not limited to, any sale, merger, initial public offering, refinancing or recapitalization concerning all or part of the Group Companies);

(vi)              no bonus, benefits or other payments have been or will be made by any Group Company to any current or former employee, director, officer or consultant of a Group Company in connection with the Transaction;

(vii)            no liability (including under any Guarantee, indemnity or other security) has been or will be assumed, indemnified or incurred by any Group Company to or for the benefit of any Restricted Payee, no indemnity, guarantee or Encumbrance has been or will be granted, no asset has been or will be disposed of, assigned, transferred, surrendered or acquired, and no debt, obligation or claim (however arising) has been or will be waived, discounted, deferred, discharged (in whole or in part), repaid at less than its full value, forgiven or released (whether conditionally or not), in each case, by any Group Company on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee);

(viii)          no gift of any kind has been made or will be made by any Group Company to any Restricted Payee;

(ix)              no penalties, commissions, breakage costs and any other sums, including in connection with mandatory prepayment or failure to pay any sums on their due date, have been or will be incurred or otherwise assumed by any Group Company under the Existing Indebtedness;

(x)                no liability has been or will be incurred and no payment has been or will be made to Mr. Ronald Gijssel and/or any of his Connected Persons; and

(xi)              none of the Group Companies has made or entered into, or will make or enter into, any agreement or arrangement the performance of which would breach any of the foregoing Paragraphs (i) through (ix).

Any Tax (including any Tax being due or Tax saving or benefit being lost) arising from, or incurred in respect of, any of the matters referred to in (i) to (xi) shall be deemed to be Leakage for all purposes under this Agreement.

6.2           Consequences of Breach.

(a)            Each Seller shall repay to the Purchaser on written demand made to the Sellers’ Agent a sum equal to the positive difference between (i) any Leakage received by said Seller or any of its Restricted Payees on a euro for euro basis and (ii) the amount equal to any Tax Benefit of the relevant Group Company directly attributable to (and that would not have arisen but for) the relevant Leakage (if any) (except to the extent that such amount has been deducted from the Purchase Price). For the avoidance of doubt, (x) none of the Sellers shall be liable to reimburse the Purchaser in respect of any of the Permitted Leakage set forth in Annex  6.1 and (y) a Leakage may not be repaid more than once to the Purchaser (and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Article 6.2, the Purchaser shall procure that the relevant Group Company shall not claim for the payment of the same from any of the Sellers or their Affiliates) provided that:

(i)                  to the extent the Leakage concerns an item which is not the payment of a sum of monies, the amount to repay shall be equal to the Loss incurred by the relevant Group Company (i.e., an amount which places the relevant Group Company in the same financial position as if such Leakage had not occurred);

(ii)                to the extent any Leakage is received or made in favor of a given Seller or any of its Restricted Payees, the repayment obligation shall be entirely borne by such Seller;

(iii)              to the extent the Leakage is received by a third party and not by a Seller or any of its Restricted Payees, the repayment obligation shall be borne (a) by each of the Seller(s) for the account of whom such Leakage was paid, on a several basis (conjointement mais non solidairement), pro rata the Allocable Fraction of each such Seller or, (b) when (a) is not applicable, by all Sellers, on a several basis (conjointement mais non solidairement), in proportion of the Allocable Fraction of each Seller.

(iv)              any payment under this Article 6 shall be made by each relevant Seller within twenty (20) Business Days following the date on which the Sellers’ Agent and the Purchaser agree on such Leakage or the date on which any dispute between them in relation thereto is settled by an enforceable court decision, by wire transfer of immediately available fund to the Purchaser's bank account as indicated in the claim notice.

(b)           No Seller shall have any repayment liability under Article 6.2 unless:

(i)                  a claim has been notified by the Purchaser to the Sellers' Agent in writing on or before the date which is twelve (12) months from the Closing Date; and

(ii)                Proceedings have been brought against the concerned Seller(s) within six (6) months of its being notified in accordance with Paragraph (i) above if the relevant claim has not been agreed by the concerned Seller(s).

(c)            The Parties hereby agree that any payment made by any Seller under this Article 6.2 shall be deemed to constitute a reduction of the Purchase Price (and to the portion of the Purchase Price attributable to the Transferred Securities sold by the relevant Sellers) or, as an indemnity in case the Leakage exceeds the portion of the Purchase Price attributable to the Transferred Securities sold by such Sellers, and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

(d)           Up to the time of the Closing, the Sellers' Agent shall notify the Purchaser in writing with reasonable promptness upon it becoming aware of any Leakage. If the Purchaser is notified by the Sellers' Agent prior to the Closing of any Leakage, the Purchaser shall be entitled to set off at Closing the amount of such Leakage against the Purchase Price to be paid at the Closing pursuant to Article 2.6.

(e)            Notwithstanding any other provision of this Agreement, a claim under this Article 6.2 shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach or inaccuracy of the warranties and undertakings set forth in Article 6.1. For the avoidance of doubt, (i) the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once (including through a claim under Article VIII (Repayment and Indemnification Obligations)) in respect of the same Leakage and (ii) Article 8.3(f) shall not apply to the liability of the Sellers under this Article 6.2.

ARTICLE VII
PRE-CLOSING COVENANTS

7.1           Ordinary Course of Business. During the period from the Put Option Date to the Closing, except as may be (w) made pursuant to this Agreement, (x) disclosed on Annex  7.1, (y) required by a contractual obligation existing on the Put Option Date which was Disclosed in the Disclosed Information or by applicable Law, or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests, as applicable, of the Group Companies), each of the Sellers shall, within the limits of its powers as a shareholder of the Company or as an employee, officer or board member of any Group Company, cause each of the Group Companies to carry on its business only in the ordinary course consistent with past practice, and does not take any of the following actions:

(a)            amending its Organizational Documents other than to comply with applicable Laws or if otherwise permitted by this Article 7.1;

(b)           to the exception of the issuance of the Non-Issued Company ADP B Shares, altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise) profits or reserves or any similar or equivalent distribution or payment, (other than to the benefit of the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company);

(c)            issuing, redeeming or cancelling any shares in its share capital or any securities (including debt securities, as the case may be) of any kind or otherwise granting any option or other right to purchase or subscribe to shares or securities giving right to its share capital (in each case other than to the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company) and, more generally, implementing any operation modifying its capital structure or its equity or quasi-equity capital or the terms of any of its securities;

(d)           entering into any joint-venture, corporate partnership or other similar arrangement other than non-material commercial arrangements;

(e)            taking part in any new material activity which falls outside of its usual business and past practice or decide to stop or significantly reduce any of its material existing activities;

(f)            failing to renew any governmental authorization necessary for the conduct of its business;

(g)           entering into, materially amending or terminating any Material Contract;

(h)           except for the terminating an employment agreement for cause, entering into, amending or terminating any agreement with any Seller or any Sellers' Restricted Payees;

(i)             except as required by Law as for (i): (i) hiring, terminating or making any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employee; (ii) inducing any Key Employee to resign from his or her employment with the relevant Group Company or (iii) granting, discontinuing or amending any award under any profit sharing, bonus or other gratuitous incentive arrangements to any Key Employee other than in accordance with the relevant Group Company's ordinary course consistent with past practice;

(j)             except as required by Law, entering into or amending any collective bargaining agreement or any agreement or arrangement with any labor organization, works council, employee representative body, union or labor association, or making any promise or commitment to any labor organization, works council, employee representative body, union or labor association;

(k)           increasing the compensation of the Group's employees and corporate officers as a whole in excess of 2% (on a 12-month rolling basis) or as required by applicable Law or collective bargaining and employment agreements in effect on the Put Option Date, to the exception of the “prime Macron” up to € 1,000 per employee of the French Group Companies and the “prime transports” up to € 400 per employee of the French Group Companies to be, as the case may be, paid by the Group Companies;

(l)             approving or implementing any transformation, restructuring (including mergers, spin-offs, contribution or sale of business as a whole or of any divisions (branche d'activité) of the Group Companies or any shares or other interests in another Group Company), winding-up, liquidation or dissolution;

(m)         making any capital expenditure or incurring any material commitment involving any capital expenditure in excess of € 250,000 per item or € 750,000 in the aggregate,

(n)           acquiring any asset or right for a value exceeding € 250,000 per transaction or € 750,000 in the aggregate, in each case exclusive of VAT;

(o)           creating any Encumbrance on any of its material assets or on any shares or securities;

(p)           selling, transferring, licensing or otherwise disposing of assets whose net book value or price exceeds € 100,000 individually or € 200,000 in the aggregate since the Put Option Date, exclusive of VAT, otherwise than in the ordinary course of business consistent with past practice;

(q)           purchasing or otherwise acquiring, by merger, spin-off, consolidation, purchase of stock or assets, contribution in kind or otherwise, or selling, transferring or otherwise disposing of, any business or division of any business (branche d'activité) or any securities or other interests in any Entity or business (fonds de commerce);

(r)            incurring or assuming, other than in the ordinary course of business consistent with past practice, any indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or other existing credit facilities (to the extent disclosed to the Purchaser in the Disclosed Information), (x) indebtedness to another Group Company, (y) overdrafts or financial leases in the ordinary course of business consistent with past practices and (z) hedging transactions in foreign currencies;

(s)            subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, making any loan (other than the granting of any trade credit in the ordinary course of business consistent with past practice) to any Person;

(t)             subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, entering into any material amendment, supplement, waiver or other modification in respect of any material loan or financing agreement granted to any Group Company or repaying any borrowing or indebtedness in advance of its stated maturity;

(u)           changing materially its practices for billing, collection of receivables or recovery of debts from third parties and payment of debts to third parties (including, but not limited, to suppliers and financial institutions) otherwise than in the ordinary course of business consistent with past practice or managing its working capital requirement contrary to its past practices;

(v)           except for the Existing Encumbrances and for the performance bonds, the warranty bonds and the down-payment bonds issued in the ordinary course of business consistent with past practice, entering into any material Guarantee, indemnity or other agreement to secure any obligation of any Person (other than any wholly-owned Group Company);

(w)          subject to the change in the accounting procedure and practices to be implemented in the newly acquired Shaffer and Bakon companies to comply with the accounting procedures, policies and practices of the Group Companies, making any change in its accounting procedures, policies or practices unless required by applicable Law;

(x)           making any change in its accounting and/or Tax reference date;

(y)           subject to the change in the Tax procedure and practices to be implemented in the newly acquired Shaffer and Bakon companies to comply with the Tax procedures, policies and practices of the Group Companies, making any change in its Tax procedures, policies or practices, including through the termination of any Tax grouping agreement, unless required by applicable Law;

(z)            entering into any material agreement with any Tax Authority, or amending or terminating any material agreement with any Tax Authority existing on the Put Option Date;

(aa)        entering into any settlement in relation to any Tax-related Proceedings for an amount at stake exceeding €150,000;

(bb)        instituting or settling any Proceedings, or making any admission of liability, in relation to claims in excess of or likely to be in excess of € 200,000 except for debt collection in the ordinary course of business consistent with past practice;

(cc)        entering into, amending or terminating any material insurance policy of the Group;

(dd)        abandoning or surrendering any registered Intellectual Property Right or failing to pay any registration and renewal fees that fall due in respect of any registered Intellectual Property Right, or failing to prosecute in the ordinary course of business any applications for registered Intellectual Property Right;

(ee)        granting any license to any third party, to use any owned Intellectual Property Right, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice; or

(ff)          committing to take any of the actions set forth in the foregoing Paragraphs (a) through (ee).

For the purposes of granting any consents which may be requested by the Sellers' Agent or any Group Company, pursuant to this Article 7.1 (any such requests to be accompanied with reasonably required underlying information), the Purchaser hereby designates Mr. Nicholas Farrell (Nick.Farrell@hillenbrand.com) with immediate effect and represents and warrants to, and agrees with, the Sellers' Agent and each of the Sellers that Mr. Nicholas Farrell shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days of receipt by such person (sent by e-mail only, as an exception to Article 10.10) of any request for consent from the Sellers' Agent or any Group Company, the Purchaser shall have the right to notify the Sellers' Agent or the relevant Group Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers' Agent or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

7.2           Access and Information. During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the Confidentiality Agreement and applicable Laws (including antitrust Laws), the Sellers' Agent shall use its reasonable endeavors to arrange for the Purchaser and its representatives to be granted reasonable access during Working Hours to the CEO and the Vice-President & CFO and, subject to the prior written consent of the CEO or the Vice-President & CFO and under their supervision, to the Group Companies' senior management and, within the supervision and control of the CEO or the Vice-President & CFO, to information concerning the business, properties and operations of the Group Companies, as the Purchaser may reasonably request from time to time for purposes of preparing for the Closing, provided that:

(i)                  such access or assistance shall not interfere with the normal business and operations of the Group Companies and any such information being subject to the Confidentiality Agreement;

(ii)                such access or assistance may be limited to the extent the Sellers' Agent reasonably determines, in light of COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and welfare of the directors, officers or employees of the Group Companies and other individuals having business dealing with the Group Companies; and

(iii)              notwithstanding the foregoing, the Sellers' Agent shall not be required to provide access to any information which it reasonably believes that it may not provide to the Purchaser by reason of confidentiality undertakings with a third party or by reason of antitrust or cartel Laws.

7.3           Public Announcements.

(a)            Subject to Article 7.3(b), neither the Purchaser nor any of the Sellers shall, or shall permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or other public announcement (including any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts) (a "Press Release") with respect to, or disclosure of any information with respect to, (i) this Agreement (including its existence), the transactions contemplated hereby or the other Parties to this Agreement and (ii) with respect to the Purchaser only, any information relating to the Group Companies received by the Purchaser pursuant to Article 7.2 ("Confidential Information") without the prior mutual written consent of the Purchaser and the Sellers' Agent.

(b)           Article 7.3(a) does not apply to a Press Release or a disclosure of Confidential Information:

(i)                  to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality;

(ii)                to a director, officer or employee of a Seller, the Purchaser or a Group Company, in each case whose function requires him to have the Confidential Information;

(iii)              by any Seller in the course of fulfilling his duties and obligations to a Group Company as director, officer or employee of any Group Company following Closing;

(iv)              to the extent that it is reasonably determined to be required by applicable Law or in conformance with any obligation pursuant to any rule of, or listing agreement with, any national securities exchange or association, stock market or other listing authority or requested by a Governmental Authority with relevant powers to which a Seller or the Purchaser is subject or submits;

(v)                (x) as requested by a regulator with power to compel disclosure, or (y) as disclosed to a Governmental Authority in connection with any stamp or other documentary or transaction duties or other transfer Taxes, in each case whether or not the requirement, request or disclosure (as applicable) is legally required provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Purchaser (in the case of disclosure by a Seller) or after consultation with the Sellers' Agent (in the case of disclosure by the Purchaser);

(vi)              to an adviser, agent or auditor provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations;

(vii)            for the purpose of the set-up and underwriting of the W&I Policy;

(viii)          by the Purchaser to (x) any of its Affiliates, (y) any investors or potential investors in the Purchaser or any of its Affiliates and (z) the employees of the Purchaser and its Affiliates in the context of internal announcements regarding the transactions contemplated by this Agreement for the preparation of Closing and post-Closing integration, but, in case of (y) only to the extent that the disclosure is limited to an information relating to the direct and indirect shareholding held in the Group Companies and the financial terms relating to the equity investment in the Purchaser made in the context of the Transaction; or

(ix)              by Iberis to: (x) its shareholders or (y) IK Investment Partners Ltd and any of its Affiliates and any participants or investors or potential investors in any fund advised or managed by IK Investment Partners Ltd or any of its Affiliates.

(x)                In the event any such Press Release or other disclosure is required under Article 7.3(b)(iv) or 7.3(b)(v) to be made by the Party proposing to issue the same, such Party shall, to the extent permitted by Law, notify the other Parties prior to the issuance or making of any such Press Release or other disclosure and shall use its reasonable endeavors to consult in good faith with the other Parties and to allow the Purchaser (in the case of Press Release or disclosure by a Seller) or the Sellers' Agent (in the case of Press Release or disclosure by the Purchaser) reasonable time to comment on such Press Release or disclosure in advance of its issuance or disclosure. Notwithstanding the foregoing, this Article 7.3(x) shall not apply to any information contained in any Press Release or other disclosure (including any filing with the U.S. Securities and Exchange Commission) the substance of which information is consistent in all material respects, as applicable, with the substance of any previous Press Release or other disclosure by any Party made in accordance with this Article 7.3(x).

(c)            The Parties expressly agree that the exceptions set forth in Article 7.3(b) to disclosure and use of the Confidential Information shall be applicable in the same manner to the Confidentiality Agreement in respect of the confidentiality undertakings set forth therein. The undertakings set forth in Article 7.3(a) shall survive (i) with respect to Confidential Information under (i) of the definition of "Confidential Information", for a period of two (2) years following the Closing and (ii) with respect to Confidential Information under (ii) of the definition of "Confidential Information", until Closing.

7.4           Termination of the Company Shareholders' Agreement

(a)            During the period from and including the Put Option Date until and including the Closing Date, each of the Sellers which is a party to the Company Shareholders' Agreement undertakes not to exercise any of its rights under the Company Shareholders' Agreement to the extent that they may prevent the completion of the transactions contemplated by this Agreement.

(b)           Each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges and accepts that the Company Shareholders' Agreement shall automatically terminate at Closing, provided that all the transactions contemplated herein have been completed, in which case each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges that all of its rights under the Company Shareholders' Agreement have been fully satisfied and that it has no claim and waives its rights in this respect against the other parties to the Company Shareholders' Agreement.

(c)            Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then the Company Shareholders' Agreement shall remain in full force and effect and the Sellers which are parties to the Company Shareholders' Agreement shall be automatically released from the undertaking set forth in Article 7.4(a).

7.5           Permitted Transfers

(a)            The Purchaser and all other Parties agree that, notwithstanding anything to the contrary herein and/or in the Company Shareholders' Agreement but subject to the conditions set out in this Article 7.5, each of DS and the Additional Sellers (the "Donors") may donate, as soon as reasonably practicable after the Put Option Date and in any case by no later than September 30, 2022 and in any event prior to the Closing Date, all or some of his/her Transferred Securities (the "Donations") to his/her spouse/partner or ascendant/descendent or sister/brother or nephew/niece and/or to an endowment fund (fonds de dotation) (the "Donees"), provided that, at the latest on the date of completion of the relevant Donation:

(i)                  the relevant Donee grants irrevocable power of attorney to the concerned Donor and to the CEO, to represent the Donee and exercise any of its rights and obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party and/or any other agreements or arrangements in relation to the Transaction, in particular so that the Donor and the CEO may take any and all actions on behalf of the Donee as may be required and/or necessary in order to give full effect to the Transaction;

(ii)                the concerned Donor and his/her spouse undertake with respect to the other Parties that, should such spouse be a Donee in accordance with this clause, in case of divorce Proceedings initiated before the Closing Date and save as otherwise agreed with the Sellers' Agent and the Purchaser, the spouse re-transfers to the concerned Donor the Transferred Securities it holds before Closing Date; and

(iii)              all other conditions provided for in Article 7.5(b) are satisfied;

it being specified that, in case of Donations made to the benefit of Donees who are minors, Paragraphs (i) and (ii) above shall not apply and the third party intervening for the needs of such Donations in accordance with French law ("tiers-administrateur") shall, simultaneously to the completion of the concerned Donation, give irrevocable power of attorney to the CEO in order to initial, sign, certify any legal document or other document needed for the purpose of the transfer of the Transferred Securities to the Purchaser on the Closing Date in accordance with this Agreement and more generally exercise any of the concerned Donees' rights or obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party.

In addition, each of the Donors shall be permitted to proceed, as soon as reasonably practicable after the Put Option Date and in any case by no later than on the first to occur between (x) September 30, 2022 and (y) the eve of the Closing Date, to a transfer of all or part of the Transferred Securities he/she owns by way of contribution in kind (apport en nature) to its Holding Company provided further that prior to such transfer the transferees and each of DS and the Additional Sellers comply with the undertakings set forth in paragraphs (i), (ii), and (iii) above; the concerned Holding Companies being referred to as Donees for the purposes of this Agreement.

(b)           In addition to the above, it is expressly agreed by the Donors that, in any case, any Donations or contribution in kind (apport en nature) under Article 7.5(a) (each referred to as a "Permitted Transfer") to the benefit of Donees (each referred to as a "Permitted Beneficiary") shall be subject to the fulfilment of the following conditions (which shall be cumulatively met):

(i)                  the concerned Donor serves, by no later than on the date of this Agreement, a written notice to the Sellers' Agent and to the Purchaser to exercise its right under Article 7.5(a) to make a Permitted Transfer, which shall include (v) the number and class of Transferred Securities which are subject to such Permitted Transfer, (w) the form of such Permitted Transfer, (x) the identification of the Permitted Beneficiary(ies) of such Permitted Transfer, (y) the estimated completion date of such Permitted Transfer and (z) an undertaking of the concerned Donor and of the Permitted Beneficiary(ies) of such Permitted Transfer to comply with the provisions of this Article 7.5;

(ii)                the concerned Donor serves, by no later than on the first to occur between (x) September 30, 2022 and (y) the eve of the Closing Date, a written notice to the Sellers' Agent and to the Purchaser confirming the completion of the Permitted Transfer procedure in accordance with the provisions of this Article 7.5 together with corresponding evidence;

(iii)              the relevant Permitted Beneficiary expressly accepts in writing, before the Permitted Transfer is completed, to become subject and bound by accession to the provisions respectively (i) of this Agreement and the Warranty Agreement as a Seller (or an Additional Seller) by delivering in an instrument of adherence in the form set out in Annex 7.5 (an "Instrument of Adherence") and, as the case may be, (ii) of the Company Shareholders' Agreement to which the Donor is a party;

(iv)              the concerned Donor and the relevant Permitted Beneficiary will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of the Agreement and the compliance of the undertakings and obligations hereunder, the relevant Donor remaining personally liable for the performance by the Permitted Beneficiary of the obligations set forth in this Agreement, the Warranty Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party.

(c)            It is agreed between the Parties that the Permitted Transfer procedure(s) that would be implemented under this Article 7.5 shall not delay the Closing Date or in any way prevent the Closing from taking place on the Closing Date.

(d)           In case any Seller fails to comply with any of the provisions of this Article 7.5, then:

(i)                  such Seller shall be deemed not to have elected to donate and/or contribute any of the Transferred Securities it owns, and shall therefore not qualify as a Donor for the purposes of this Agreement; and

(ii)                such Seller shall sell all its Transferred Securities to the Purchaser, and the Purchaser shall therefore purchase such Securities on the Closing Date.

7.6           "Know Your Client" (KYC) Requirements. During the period from the date of this Agreement to ten (10) Business Days prior to the Closing:

(a)            the Purchaser shall promptly deliver any documents reasonably requested by the Sellers' Agent in order to allow any of the Sellers to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing; and

(b)           each Seller shall promptly deliver any documents reasonably requested by the Purchaser in order to allow it to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing.

7.7           Assignment of trademarks. To the extent not already done on the date hereof, each of the Sellers (as regards Sellers other than Mr. Jean-François Marette, within the limits of his/her/its powers as shareholder, director, employee or officer of the relevant Group Company) shall procure that the ownership of the French semi-figurative trademark no. 4408234 and the French word mark SCHICKESTEVE No. 4388198 owned by Mr. Jean-François MARETTE instead of Esteve SAS directly shall be assigned free and clear of all Encumbrances and for no consideration to Esteve SAS as soon as reasonably practicable after the date of this Agreement and by no later than the Closing Date.

7.8           Other pre-Closing transactions. To the extent not already done on the date hereof, each of the Sellers (within the limits of his/her/its powers as shareholder, director, employee or officer of the relevant Group Company) undertakes to use his/her/its commercially reasonable efforts to implement or cause the Group Companies to implement the following transactions prior to Closing:

(a)            renewal of the French trademark no. 3908973 (Esteve), which has expired but is still in the grace period for trademark renewal;

(b)           renewal of the European Union trademark no. 011250032 (VMI) which will expire on 9 October 2022;

(c)            renewal and update of the <www.diosna.cz> domain name registration, which will expire in September 2022; and

(d)           filing by July 31, 2022 of required declarations for operations in the Rians site under the relevant categories (rubriques) of the ICPE (installations classées pour la protection de l’environnement) regime as recommended in the DREAL inspection report dated July 7, 2022.

ARTICLE VIII
REPAYMENT AND INDEMNIFICATION OBLIGATIONS

8.1           Repayment Obligations of the Sellers.

(a)            Subject to the provisions of Article 8.3, each of the Sellers shall pay to the Purchaser and/or, at the election of the Purchaser, to the relevant Group Companies, as a partial or full repayment of the Purchase Price, the amount of any and all Losses which (i) has its origin or cause prior to Closing and (ii) is actually and directly suffered by the Purchaser and/or any Group Company, as a result of any breach of any representation or warranty made by such Seller, individually or severally, as set forth in Article IV (Representations and Warranties of the Sellers). From and after the Closing, the right to a partial or full repayment of the Purchase Price provided for in this Article 8.1 shall be the exclusive remedy of the Purchaser for any breach of the representations and warranties of the Sellers set forth in Article IV (Representations and Warranties of the Sellers), save in case of fraud or dol.

(b)           It is specified that any reference to "dol" or "fraud" in this Article VIII (Repayment and Indemnification Obligations) shall be appreciated individually for each Party and that in no event can a Party be held liable for a dol or a fraud committed by another Party.

(c)            The Parties hereby agree that any payment made by any Seller under this Article 8.1 shall be deemed to constitute a reduction of the Purchase Price (and to the portion of the Purchase Price attributable to the Transferred Securities sold by the relevant Sellers) and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

8.2           Indemnification Obligations of the Purchaser. The Purchaser shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of representation or warranty of the Purchaser set forth in Article V (Representations and Warranties of the Purchaser). From and after the Closing, the right to indemnification provided for in this Article 8.2 shall be the exclusive remedy of each of the Sellers for any breach of the representations and warranties set forth in Article V (Representations and Warranties of the Purchaser) of this Agreement, save in case of fraud or dol.

8.3           Limitations on Liability.

(a)            The liability of each of the Sellers under Article 8.1, and the liability of the Purchaser under Article 8.2, shall terminate on the date which is thirty-six (36) months after the Closing Date, in each case, unless prior to such date the Purchaser (or, as the case may be, the Sellers' Agent) has notified such Seller (or, as the case may be, the Purchaser) of a claim thereunder and legal Proceedings in respect of such claim are commenced within six (6) months after the date on which such notice is served.

(b)           In the event of a breach or alleged breach of this Agreement by any of the Sellers or the Purchaser, the Purchaser or the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated but shall only be entitled to claim for a partial or full repayment of the Purchase Price in accordance with this Agreement in respect of such matter. Accordingly, the Purchaser and the Sellers hereby expressly and irrevocably waive any and all rights of rescission they may have in respect of any such matter (howsoever arising or deemed to arise), including under the provisions of articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil).

(c)            In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Article 8:

(i)                  there shall be deducted the amount of any corresponding actual Tax savings or benefit achieved in the Tax period where the Loss was incurred or the following Tax period and actually received by or unconditionally available to the Purchaser or any of its Affiliates (including any of the Group Companies) or the amount of any VAT which may be recovered by the Purchaser or any Group Company in connection with the relevant Loss; and

(ii)                except with regard to any breach of the representations and warranties under Article 4.1(d), no price/earning or similar multiplier or valuation factor which may have been used by the Purchaser for the purpose of the valuation of the Transaction shall be applied.

(d)           Without prejudice to the provisions of Article 8.3(e), the amount claimed by the Purchaser against any Seller at any time under Article 8.1(a) shall not exceed such Seller's Allocable Fraction of the total amount which could be claimed at such time by the Purchaser against all the Sellers (collectively), as the case may be. Without prejudice to the several and not joint liability of each of the Sellers for its representations and warranties set forth in this Agreement, none of the Sellers shall have any liability for Losses resulting from or arising out of a breach of any representation or warranty set forth herein (other than those set forth in Article 4.1), if at the time the Purchaser brings a claim against such Seller under the terms of this Agreement, the Purchaser does not concurrently therewith or promptly thereafter bring and pursue with reasonable diligence a claim against each of the other Sellers in the case of a breach of any of the representations and warranties set forth in Article 4.2.

(e)            When several Sellers are liable in respect of a claim made in relation with a breach of any representation or warranty set forth in this Agreement, the allocation of liability among them shall be made prorata to their allocation portion of the Purchase Price.

(f)            The aggregate liability of the Sellers (collectively) under Article 8.1 shall not exceed an amount equal to the Purchase Price, and the aggregate liability of each Seller under this Agreement shall not exceed an amount equal to the portion of the Purchase Price payable to such Seller (for the sake of clarity, not taking into account any adjustment of the Purchase Price in accordance with Articles 6.2(c) or 6.2(d)).

(g)           The Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in this Agreement or Disclosed to the Purchaser in the Disclosed Information.

ARTICLE IX
TERMINATION

9.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time on or prior to the Closing:

(a)            by the written agreement of the Purchaser and the Sellers' Agent;

(b)           by either the Purchaser or the Sellers' Agent, on or after the Business Day following the Long-Stop Date, if the conditions precedent to the Closing set forth in Article 3.1(a) have not been satisfied on or prior to the Long-Stop Date, unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;

(c)            by the Sellers' Agent pursuant to Article 2.7(a)(i); or

(d)           by the Purchaser pursuant to Article 2.7(b)(i).

9.2           Effect of Termination. Upon any termination of this Agreement pursuant to Article 9.1 (Termination), all further obligations of the Parties hereunder, other than pursuant to Article 7.3 (Public Announcements), Article 10.1 (Sellers' Agent), Article  10.6 (Costs and Expenses), Article 10.7 (Unforeseeability), Article 10.8 (Specific Performance), Article 10.9 (Express Waivers), Article 10.10 (Notices), Article 10.12 (Entire Agreement), Article 10.13 (No Third Party Rights; Assignment), Article 10.14 (Severability), Article 10.15 (Waivers and Amendments) and Article 10.17 (Governing Law and Submission to Jurisdiction), and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1       Sellers' Agent.

(a)            Each of the Sellers hereby appoints irrevocably and exclusively Iberis, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers' Agent") to, in its name and on its behalf:

(i)                  amend the terms of this Agreement, except if the contemplated amendment materially affect negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others));

(ii)                receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and

(iii)              deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(iv)              allocate, receive and distribute any payments made by the Purchaser under this Agreement;

(v)                make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(vi)              handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vii)            more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 9.1).

(b)           This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them.

(c)            The Sellers' Agent shall receive no compensation for its duties.

(d)           Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(e)            References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(f)            The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

(g)           The Sellers hereby expressly authorize the Sellers' Agent to notify to the Purchaser the Sellers' Expenses, as the case may be, and, provided that the concerned Sellers notify to the Sellers' Agent, at the latest ten (10) Business Days prior to the Closing Date, the number of Transferred Securities owned through a plan d'épargne en actions, the Deducted Sellers' Expenses.

(h)           The Sellers' Agent may resign at any time. In the event that the Sellers' Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Agent for all purposes of this Agreement. Any obligation of the Purchaser to take any action in respect of the Sellers' Agent shall be suspended during any period that the position of the Sellers' Agent is vacant. If the Sellers fail to appoint a Sellers' Agent within thirty (30) calendar days of any vacancy, the Purchaser shall have the right to appoint a replacement Sellers' Agent who will serve as Sellers' Agent until otherwise replaced.

10.2       Non-compete and non-solicitation.

(a)            With effect as from Closing, for the whole duration of his/her duties within the relevant Group Company and for a period of one (1) year after his departure for any reason whatsoever (including in case of resignation, dismissal, removal, non-renewal, etc.) (unless the relevant Group Company waives such undertakings during the period of one (1) month after his departure), each Restricted Seller:

(i)                  undertakes not to, and to cause any of its Affiliates not to, directly or indirectly, provide services to, or be employed by, or hold any director, officer, legal representative or consultant position in, or participate (directly or indirectly, including as agent, consultant or otherwise, in any way whatsoever, on its behalf or on behalf of any other Person) in, nor create or acquire any interests (other than as expressly authorized in this Agreement) in, (i) regarding DS, any Entity operating in the Restricted Business in any of the territories where the Group carries on its business; (ii) regarding Mr. Blake Day, in any Entity operating in a Restricted Business substantially similar to the activity of the Group Company employing such Restricted Seller within the United States, and (iii) regarding Mr. Dominique Denoël, in any Entity operating in a Restricted Business substantially similar to the activity of the Group Company employing such Restricted Seller in any of France, Germany or the United States (the "Non-Compete Undertaking"); and

(ii)                undertakes not to, and to cause any of its Affiliates not to, directly or indirectly, offer to employ, hire or otherwise employ (whether as an employee, consultant or otherwise) any of the employees or officers of the Group Companies (together with the Non-Compete Undertaking, the "Restrictive Covenants").

(b)           Unless the relevant Group Company waives the Restrictive Covenants during the period of one (1) month after the departure of either Mr Blake Day or Mr Dominique Denoël, as applicable, the relevant Group Company shall pay a compensation in consideration for the Restrictive Covenants (the "Non-Compete Compensation") as follows:

(i)                  in respect of Mr. Blake Day:

(A)               in case of termination without cause during the first six (6) months after the Closing Date (the "Initial Period"): twelve (12) months’ compensation (based on the average of such Restricted Seller’s last twelve months’ fixed and variable compensation) reduced on a pro rata basis for the period of time between the Closing Date and the effective date of his departure ; or

(B)               in any other situation: six (6) months’ compensation (based on the average of the last twelve months’ fixed and variable compensation he received).

(ii)                in respect of Mr Dominique Denoël:

(A)               a monthly lump-sum equal to 50% of his monthly remuneration (calculated based on his average monthly fixed and variable remuneration paid over the twelve months preceding the date upon which he ceases his functions). However, in case of dismissal and until Mr. Dominique Denoël has found another job, the amount of such lump-sum will be 60% of such monthly remuneration.

(c)            DS agrees and accepts that no Non-Compete Compensation shall be payable to him in respect of the Restrictive Covenants and that, for the avoidance of doubt, the non-compete undertaking set out in the terms and conditions of exercise of his functions as President of the Supervisory Board of Linxis Group shall cease to apply as from Closing.

(d)           At the Purchaser’s request, the terms set out in this Article 10.2 shall be reflected and, as the case may be, adapted to ensure enforceability of these terms under local Laws reflected in an amendment to the employment agreement or similar arrangement between each Restricted Seller and the relevant Group Company.

(e)            The Group Companies employing the Restricted Sellers are expressly intended to be third party beneficiaries of this Article 10.2. Except for such Group Companies, nothing in this Agreement is intended to confer any rights, benefits or obligations hereunder upon any person other than the Parties and their respective successors and assigns.

10.3       Further Actions. Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

10.4       Records. During the period from the Closing Date through the earlier of (i) sixth (6th) anniversary of the Closing Date and (ii) the applicable statute of limitation, the Purchaser shall not, and shall not permit any Group Company to, destroy or otherwise dispose of any books and records existing as of the Closing Date except with the prior written consent of the Sellers' Agent, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Group Companies to, make available upon reasonable request to such Seller and its representatives and agents all such books and records relevant in connection with any Tax audit or other investigation, and permit such Seller and its representatives and agents to examine, in connection with any Tax audit or other investigations concerning such Seller and at such Seller's expense, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper purpose relevant to such Tax audit and other investigation, provided that such access shall not interfere with the normal business and operations of the Group Companies and any such information shall be kept confidential and only be used exclusively in connection with such Tax audit and other investigation.

10.5       Brokers and Finders.

(a)            The Sellers shall indemnify and shall defend and hold the Purchaser and the Group Companies harmless against and in respect of all claims, Losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser) by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Seller or any of its Affiliates (including the Group Companies).

(b)           The Purchaser shall indemnify and shall defend and hold the Sellers harmless against and in respect of all claims, Losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Group Companies).

10.6       Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, and/or as otherwise agreed with the Purchaser, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein, as well as any Taxes required by Law to be paid by such Party, provided that the Purchaser shall bear all stamp, transfer or registration Taxes as provided by Article 10.16.

10.7       Unforeseeability.

(a)            Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of and/or as a result of COVID-19, any Pandemic Measure, the Ukraine Situation and any fluctuation or change of interest rates or market conditions).

(b)           Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

10.8       Specific Performance. Notwithstanding anything to the contrary in this Agreement, and without prejudice to the other remedies provided for in article 1217 of the French Civil Code, each Party expressly acknowledges and agrees that the other Party may seek specific performance in the event of a breach or non-compliance by either Party of any of its covenants, undertakings and other obligations under this Agreement in accordance with the provisions of articles 1221 and 1222 of the French Civil Code (Code Civil). The Parties further acknowledge and agree that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil).

10.9       Express Waivers. The Parties expressly and irrevocably waives (i) any right they may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right they may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1602 of the French Civil Code (Code Civil), and (iv) their right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

10.10   Notices.

(a)            All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex 10.10 and:

(i)                  sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception;

(ii)                sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or

(iii)              delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient.

(b)           Any notice, demand or other communication made in accordance with Article 10.10(a) shall be deemed to have been duly given or made as follows:

(i)                  if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier;

(ii)                if sent by email, on the date and time indicated on such email; and

(iii)              if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except of the context implies otherwise.

(c)            A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Article 10.10 in accordance with provisions of this Article 10.10, provided that such notification shall only be effective:

(i)                  on the date specified in the notification as the date on which the change is to take place; or

(ii)                if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

10.11   Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil).

10.12   Entire Agreement. This Agreement (together with the Confidentiality Agreement and the Warranty Agreement) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the Warranty Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. Any matter Disclosed in any Annex to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement (notwithstanding the absence of any specific cross-references in the Annex in question). The Purchaser acknowledges that certain items to which the Annexes refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

10.13   No Third Party Rights; Assignment.

(a)            This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.

(b)           Notwithstanding Article 10.13(a), the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, assign the benefit of all or part of this Agreement to (and it may be enforced by) (i) any of its wholly owned direct or indirect Affiliates, to the extent that the Purchaser remains jointly and severally liable for the performance by such Affiliate of its obligations hereunder and/or (ii) as collateral to any lender, or agent or trustee acting for the lenders, in connection with a secured financing undertaken by Purchaser or any of its Affiliates.

(c)            Except as expressly provided herein, including in Article 10.2, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.14   Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.15   Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

10.16   Transfer Taxes. Any transfer or stamp Taxes (including any droits d'enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers' Agent with evidence of the payment of any such Taxes or levies promptly upon the written request of the Sellers' Agent. With regard to German RETT, the Sellers undertake to use their commercially reasonable efforts to (i) provide and (ii) procure that the Group Companies will provide, to the Purchaser, all necessary information requested by the Purchaser for the RETT notification which are not in the Disclosed Information and at the latest five (5) Business Days after the Purchaser’s request.

10.17   Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.

10.18   Electronic Signature. The Parties to this Agreement:

(a)            acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this letter in accordance with the provisions of article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®);

(b)           expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such Parties;

(c)            agree to designate Paris (France) as the place of signature of this letter; and

(d)           acknowledge and accept that this letter shall be effective as from the date first written above.

[SIGNATURES ON THE NEXT PAGE]

/s/ Theodore S. Haddad, Jr.

HILLENBRAND FRANCE
ACQUISITION HOLDINGS SAS

By:	Name: Theodore S. Haddad Jr
Title: General Manager (directeur général)

/s/ Sandrine Anton		/s/ Andrew Townend

IBERIS INTERNATIONAL S.À R.L		IBERIS INTERNATIONAL S.À R.L

By:	Name: Sandrine Anton	By:	Name: Andrew Townend
	Title: Manager		Title: Manager

/s/ Timothy Cook		/s/ Didier Soumet

MR. TIMOTHY COOK		MR. DIDIER SOUMET

/s/ Didier Soumet

Additional Sellers identified in Annex 0

By:	Name: Didier Soumet
Title: duly authorized

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